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                                                                       Exhibit 5

                                 SHAW PITTMAN
                              POTTS & TROWBRIDGE
               A PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS


                              2300 N Street, N.W.
                         Washington, D.C.  20037-1128
                                 202.663.8000
                            Facsimile 202.663.8007



                                April 10, 1998


B.F. Saul Real Estate Investment Trust
8401 Connecticut Avenue
Chevy Chase, Maryland  20815

Ladies and Gentlemen:

     We have acted as counsel to B.F. Saul Real Estate Investment Trust, an unincorporated business trust existing and operating under a declaration of trust governed by the laws of the State of Maryland (the "Trust"), in connection with the preparation of Registration Statement No. 333-________ on Form S-4 (the "Registration Statement"). The Registration Statement registers an exchange offer (the "Exchange Offer") pursuant to which $200,000,000 principal amount of the Trust's 9-3/4% Series B Senior Secured Notes due 2008 (the "New Notes") will be offered in exchange for $200,000,000 principal amount of the Trust's outstanding 9-3/4% Senior Secured Notes due 2008 (the "Old Notes"). The New Notes will be issued pursuant to an Indenture dated as of March 25, 1998 (the "Indenture") between the Trust and the trustee named therein (the "Trustee").

     This opinion is being rendered pursuant to the requirements of Item 21 of Form S-4 and Items 601(a) and 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended.

     For purposes of rendering this opinion, we have examined:

(i) the Amended and Restated Declaration of Trust of the Trust (the "Declaration of Trust"), as amended through the date hereof, as certified on March 31, 1998 by the Maryland State Department of Assessments and Taxation;

(ii) the By-laws of the Trust, as amended through the date hereof (the "Trust By-laws"), as certified by the Secretary or an Assistant Secretary of the Trust as of the date hereof;
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April 10, 1998
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(iii)     resolutions of the Board of Trustees of the Trust adopted effective
          April 10, 1998 by unanimous written consent in lieu of a meeting as certified by the Secretary or an Assistant Secretary of the Trust as of the date hereof;

(iv) an executed copy of the Indenture, including the form of the New Notes contained therein; and

(v) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

     In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies. As to any facts material to the opinion set forth below, we have relied upon statements and representations of officers and other representatives of the Trust.

     Based upon and subject to the foregoing, and having due regard for such legal considerations as we deem relevant, it is our opinion that:

     1. The Indenture has been duly and validly authorized, executed and delivered by the Trust and constitutes a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, except that (A) enforcement of the Indenture may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws, regulations or procedures of general applicability relating to or affecting the enforcement of creditors' rights and
(2) the application of general equity principles and the discretion of the court before which any proceeding is brought (regardless of whether enforceability is considered in a proceeding in equity or at law), (B) certain remedial or procedural provisions contained in Article Twelve of the Indenture may be limited or rendered unenforceable by applicable law, (C) rights to indemnification and contribution may be limited by applicable law or equitable principles or otherwise may be unenforceable as against public policy, and (D) under certain circumstances, provisions imposing penalties, forfeitures, late payment charges or an increase in interest rate upon delinquency in payment or the occurrence of any default, event of default or other specified event may be rendered unenforceable.
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April 10, 1998
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     2.  The New Notes have been duly and validly authorized by the Trust and assuming the conformity of the New Notes with the form thereof examined by us, valid execution of the New Notes in accordance with the Indenture by the Trust, authentication of the New Notes in accordance with the Indenture by the Trustee and delivery of the New Notes in exchange for Old Notes pursuant to the Exchange Offer as described in the Registration Statement, the New Notes will be legally issued, fully paid and nonassessable and will constitute legal, valid and binding obligations of the Trust, enforceable against the Trust in accordance with their terms, except that (A) enforcement of the New Notes may be limited by
(1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws, regulations or procedures of general applicability relating to or affecting the enforcement of creditors' rights and
(2) the application of general equity principles and the discretion of the court before which any proceeding is brought (regardless of whether enforceability is considered in a proceeding in equity or at law), (B) certain remedial or procedural provisions of Article Twelve of the Indenture incorporated by reference into the New Notes may be limited or rendered unenforceable by applicable law, (C) rights to indemnification and contribution may be limited by applicable law or equitable principles or otherwise may be unenforceable as against public policy, and (D) under certain circumstances, provisions imposing penalties, forfeitures, late payment charges or an increase in interest rate upon delinquency in payment or the occurrence of any default, event of default or other specified event may be rendered unenforceable; and the New Notes will be entitled to the benefits of the Indenture.

     The foregoing opinions are based upon and are limited to applicable federal law and the laws of the State of Maryland and the State of New York (excluding the choice of law provisions thereof, except for, with respect to the State of New York, the New York General Obligations Law Sections 5-1401 and 5-1402).

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. We also consent to the reference to Shaw Pittman Potts & Trowbridge under the caption "Legal Matters" in the Prospectus which is part of the Registration Statement.

                         Very truly yours,


                         SHAW PITTMAN POTTS & TROWBRIDGE